UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 29, 2014

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

201 NW 10th, Suite 200 Oklahoma City, Oklahoma	73103
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (405) 278-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 29, 2014, a subsidiary of Blueknight Energy Partners, L.P. (the “Partnership”) and Eaglebine Crude Oil Marketing LLC (“Eaglebine Crude”), a joint venture partly owned by Vitol Inc., entered into a Crude Oil Throughput and Deficiency Agreement, effective as of August 28, 2014 (the “Agreement”), pursuant to which the Partnership will provide certain crude oil transportation services on the Knight Warrior Pipeline for Eaglebine Crude. On August 5, 2014, the Partnership announced its intention to build the Knight Warrior Pipeline, which will link the emerging East Texas Woodbine/Eaglebine crude oil resource play to Oiltanking Houston, a crude oil and product terminal on the Houston Ship Channel, owned and operated by Oiltanking Partners, L.P.

Eaglebine Crude will pay throughput fees under the Agreement based on Eaglebine Crude’s per barrel daily volume commitment of at least 40,000 barrels per day (subject to possible adjustments under certain conditions). The term of the Agreement is for five years beginning on the first day of the month following the date that is thirty days after the Partnership notifies Eaglebine Crude that the Knight Warrior Pipeline is complete.

Fifty percent of the membership interests of Blueknight Energy Partners G.P., L.L.C., the general partner of the Partnership, are indirectly owned by Blueknight Energy Holding, Inc. (“Blueknight Holding”). Blueknight Holding and Eaglebine Crude are affiliated entities as both companies are indirectly owned or controlled by Vitol Holding B.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

		By:	Blueknight Energy Partners G.P., L.L.C
its General Partner

Date:	September 2, 2014	By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary